UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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One Liberty Properties, Inc.
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ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2018

The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at Suite 303, 60 Cutter Mill Road, Great Neck, NY, on Wednesday, June 13, 2018 at 9:30 a.m., local time, for the following purposes:

1.	To elect three directors, each to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
2.	To consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and
3.	To transact any other business properly brought before the meeting.

Holders of record of our common stock at the close of business on April 18, 2018 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

Mark H. Lundy, Secretary

Dated: April 20, 2018

We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

GENERAL

Our board of directors, or the “board,” is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2018 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on Wednesday, June 13, 2018 at 9:30 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following matters:

•	election of four directors (Joseph A. DeLuca, Fredric H. Gould, Leor Siri and Eugene I. Zuriff) to hold office until the 2021 annual meeting and until their respective successors are duly elected and qualify;
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and
•	such other matters as may properly come before the meeting.

Who is entitled to vote?

We are mailing this proxy statement on or about April 25, 2018 to our stockholders of record as of the close of business on April 18, 2018, which we refer to as the record date. The record date was established by our board of directors. Stockholders as of the close of business on the record date are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, 19,133,185 shares of our common stock were outstanding and entitled to vote at the meeting.

How do I vote?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.

Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 12, 2018. If you vote by telephone or via the internet, it is not necessary to return your proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you wish to vote in person at the annual meeting, you must contact the broker or nominee to obtain evidence of your ownership of our common stock as of the record date.

How will my shares be voted?

If you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the four nominees for election as directors, in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018, and as the proxy holders may determine in their discretion with respect to other matters that properly come before the meeting.

If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.

Who will count the vote?

A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.

If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

What constitutes a quorum?

A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 9,566,593 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Abstentions and brokers non-votes will be considered present for the purpose of determining the presence of a quorum.

Is my vote important?

Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.” Because “broker non-votes” will have the effect of a vote against the election of the directors identified herein as standing for election, it is very important that you vote your shares.

How many votes does it take to approve the items to be voted upon?

The affirmative vote of a majority of the outstanding shares is required for the election of each nominee for director. Accordingly, abstentions and broker non-votes will have the effect of the vote against the election of such nominee.

The affirmative vote of a majority of all of the votes cast at the meeting is required for approval of the proposal to ratify the selection of Ernst & Young LLP. For the purposes of the vote on the selection of Ernst & Young LLP, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Brokers, banks and other nominees are not prohibited from voting shares held in street name in their discretion on this proposal, and we do not expect to receive any broker non-votes on this proposal.

Who is soliciting my vote and who pays the cost?

Our board of directors is soliciting votes for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates’ employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $6,000 plus reasonable expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

When are stockholder proposals due for the 2019 Annual Meeting?

If a stockholder wants a proposal to be included in our proxy statement for the 2019 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than December 26, 2018. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2019 annual meeting, rules and regulations promulgated by the Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

•	receive notice of the proposal before March 11, 2019, and advise stockholders in the proxy statement for our 2019 annual meeting of stockholders of the nature of the proposal and how management intends to vote on such matter; or
•	do not receive notice of the proposal before March 11, 2019.

Notices of intention to present proposals at our 2019 annual meeting should be submitted in writing and addressed to our Secretary.

What other information about us is available?

Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders for 2017 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

During 2017, the board held four meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member. Our non-management directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders. Last year, all of our directors attended our annual meeting of stockholders.

Leadership Structure

The board of directors designated J. Robert Lovejoy as its “Independent Lead Director.” Among other things, the Lead Director presides at, and prepares the agenda for, executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, participates in meetings of the committees of the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.

Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes our current structure is the most appropriate structure at this time because it makes the best use of the abilities of these individuals.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to remuneration of our full-time officers, and our nominating and corporate governance committee oversees corporate governance risks. A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition including, potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations; and, as required, reviewing risks arising from related party transactions. Each audit committee meeting is generally attended by our chairman of the board, chief executive officer, and chief operating officer who are there, among other things, to respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, our chief accounting officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At each meeting of the board of directors, the significant risk issues reviewed by the audit committee at its most recent meeting are discussed by the Board.

Our compensation committee monitors risks associated with our compensation structure. The compensation committee believes that the compensation programs which are in place do not give rise to any risk that is reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations.

During 2017, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See “Additional Information” to obtain access to, or copies of, our code of business conduct and ethics.

Committees of the Board of Directors

We have three standing committees: audit, compensation and nominating and corporate governance. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See “Additional Information” to obtain access to, or copies of, our corporate governance guidelines and committee charters.

The table below provides membership and meeting information for each of the standing board committees for 2017:

Name	Audit	Compensation	Nominating and Corporate Governance
Charles Biederman		✓	✓
James J. Burns(1)(2)	✓
Joseph A. DeLuca	✓
J. Robert Lovejoy		✓	✓
Louis P. Karol			Chair
Leor Siri(2)	Chair
Eugene I. Zuriff	✓	Chair
Number of Meetings	4	6	1
(1)	Mr. Burns’ term as a director ended on June 14, 2017.
(2)	Messrs. Burns (through the end of his term) and Siri served as our audit committee financial experts in 2017.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and for approving related party transactions.

Compensation Committee

This committee recommends the base salary and annual bonus to our full-time senior executive officers and the fees to be paid to our directors, determines (or delegates, in the manner and to the extent permitted by applicable law, the determination of) all awards under our equity based incentive plans and oversees compliance with our stock ownership guidelines.

Nominating and Corporate Governance Committee

This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders’ meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors’ meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of the effectiveness of our board of directors and the committees thereof.

Director Qualifications

The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee (the “nominating committee”) has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

When considering candidates for director, the nominating committee will take into account a number of factors, including the following:

•	Independence, including independence from management and pursuant to the New York Stock Exchange’s director independence standards;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;
•	The name of and contact information of the candidate;
•	A detailed statement of the candidate’s business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;
•	Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.

The nominating committee generally intends to recommend that the board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Directors

The board reviews director independence annually and bases its independence determinations primarily on discussions with the directors and a review of the responses to the directors’ questionnaires regarding employment and compensation history, affiliations, family and other relationships.

In determining whether our directors are independent, our board of directors employs the New York Stock Exchange director independence standards. These standards provide:

•	No director qualifies as independent unless the board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);
•	A director who is an employee, or whose immediate family member is an executive officer, of ours is not independent until three years after the end of such relationship;
•	A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;
•	A director who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a director who is a current employee of our internal or external auditor, a director who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a director who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;
•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and
•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

The commentary to the New York Stock Exchange standards provides that it is not possible to anticipate or explicitly to provide for all circumstances that might signal potential conflicts of interest, or might bear on the materiality of a director’s relationship to a listed company. Accordingly, the board considers material relationships with the Company’s affiliates and officers that a director may have.

Our board has determined that each of Charles Biederman, Joseph A. DeLuca, Louis P. Karol, J. Robert Lovejoy, Leor Siri and Eugene I. Zuriff is independent.

Compensation Committee Interlocks and Insider Participation

None of the compensation committee members were ever officers or employees of our company or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

Communications with Directors

Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

One Liberty Properties, Inc.
Suite 303
60 Cutter Mill Road
Great Neck, New York 11021
Attention: Secretary

The Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Independent Lead Director” at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors

The following table sets forth the cash compensation payable to the non-management directors for service on our board and its committees:

			Committee
	Board		Audit	Compensation		Nominating
Annual retainer(1)	$32,000		$12,000	$6,000		$5,000
Participation in meeting	1,000		—	—		—
Chairman’s annual retainer(2)	275,625		15,000	7,000	(3)	7,000
Vice Chairman’s annual retainer(2)	110,250		—	—		—
Lead director’s annual retainer	20,000	(4)	—	—		—
(1)	The amounts paid for serving as the chair of the applicable committee are in addition to the annual retainer for service on such committee.
(2)	Matthew J. Gould and Fredric H. Gould, members of management, were paid the Chairman’s and Vice Chairman’s annual retainer, respectively. See “Executive Compensation— Compensation Discussion and Analysis — Compensation of the Chairman and Vice Chairman of the Board” and “Certain Relationships and Related Transactions.”
(3)	Effective January 1, 2018, this retainer was increased to $8,500.
(4)	Effective January 1, 2018, this retainer was increased to $25,000.

In addition, non-management directors are awarded shares of restricted common stock annually – the number of such shares varies from year to year. In 2017 and 2018, each such director was awarded 3,000 and 3,200 shares of restricted stock, respectively. The restricted stock vests on a cliff vesting basis five years after the grant, subject to acceleration upon the occurrence of specified events; during the vesting period, the owner is entitled to vote and receive distributions, if any, on such shares.

Our non-management directors received the following compensation for 2017:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Charles Biederman	47,000	74,250	121,250
James J. Burns (4)	25,000	74,250	99,250
Joseph A. DeLuca	48,000	74,250	122,250
J. Robert Lovejoy	67,000	74,250	141,250
Louis P. Karol	48,000	74,250	122,250
Leor Siri	63,000	74,250	137,250
Eugene I. Zuriff	61,000	74,250	135,250
(1)	The compensation received by: (a) Matthew J. Gould, Chairman of the Board, Fredric H. Gould, Vice Chairman of the Board and Patrick J. Callan, Jr., President, Chief Executive Officer and a Director, is set forth in the Summary Compensation Table; and (b) Jeffrey A. Gould, a Senior Vice President and Director, is set forth in “Certain Relationships and Related Transactions.”
(2)	Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees, independent lead director fee and meeting fees of $1,000 per board meeting. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance at board and committee meetings, which amounts are not included in this table.
(3)	Represents the aggregate grant date fair value of these restricted stock awards computed in accordance with ASC Topic 718. The closing price per share on January 9, 2017, the grant date, was $24.75 – on such date, each of these directors was awarded 3,000 shares of restricted stock. These shares vest in January 2022. On January 18, 2018, each non-management director was granted 3,200 shares of restricted stock with a grant date fair value of $25.31 per share. Such shares vest in January 2023.
(4)	Mr. Burns retired as a director on June 14, 2017.

The table below shows the number of outstanding shares of our unvested restricted stock and the value thereof held by each non-management director at December 31, 2017:

Name(1)	Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)(2)
Charles Biederman	13,500	349,920
James J. Burns(3)	—	—
Joseph A. DeLuca	13,500	349,920
J. Robert Lovejoy	13,500	349,920
Louis P. Karol	13,500	349,920
Leor Siri	8,500	220,320
Eugene I. Zuriff	13,500	349,920
(1)	Information regarding the outstanding restricted stock units (“RSUs”) and shares of restricted stock held by Fredric H. Gould, Patrick J. Callan, Jr. and Matthew J. Gould, our named executive officers who also serve as directors, is set forth under “Executive Compensation – Outstanding Equity Awards at Fiscal Year End” and is not included in the table above.

(2)	The closing price on the New York Stock Exchange on December 31, 2017 for a share of our common stock was $25.92.
(3)	The 13,500 shares of unvested restricted stock owned by Mr. Burns vested on his retirement on June 14, 2017 in accordance with the incentive plans and award agreements pursuant to which such shares were issued.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth, as of March 22, 2018, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Charles Biederman(2)	23,450	*
Patrick J. Callan, Jr.	200,210	1.0%
Joseph A. DeLuca(3)	37,536	*
Fredric H. Gould(4)(5)	2,439,214	12.8%
Jeffrey A. Gould(4)(6)	2,085,380	10.9%
Matthew J. Gould(4)(7)	2,078,412	10.9%
David W. Kalish(8)	318,374	1.7%
Louis P. Karol	21,825	*
J. Robert Lovejoy(9)	74,181	*
Lawrence G. Ricketts, Jr.	125,824	*
Leor Siri(10)	11,700	*
Eugene I. Zuriff(11)	31,857	*
Directors and executive officers as a group (19 individuals)(4)	4,174,197	21.9%
Gould Investors L.P.(4)(12)	1,785,976	9.4%
BlackRock, Inc.(13)	1,304,160	6.8%
The Vanguard Group(14)	1,805,423	9.5%
Vanguard Specialized Funds – Vanguard REIT Index Fund(15)	940,649	4.9%
*	Less than 1%
(1)	Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of March 22, 2018. The percentage of beneficial ownership is based on 19,068,336 shares of common stock outstanding on March 22, 2018.
(2)	Excludes 51,100 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.
(3)	Includes shares of common stock owned by a corporation of which he is the sole shareholder. Excludes 500 shares of common stock owned by his wife as to which he disclaims beneficial ownership.
(4)	Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors L.P., which we refer to as Gould Investors, and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.
(5)	Includes 471,306 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 181,932 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Excludes 56,440 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(6)	Includes 280,660 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 4,767 shares of common stock owned as custodian for one of his children as to which shares he disclaims beneficial ownership.
(7)	Includes 240,269 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 38,190 shares of common stock owned as custodian for his children as to which shares he disclaims beneficial ownership.
(8)	Includes 145,124 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 500 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(9)	Includes shares of common stock owned by his IRA. Excludes 11,458 shares of common stock owned by his wife as to which shares he disclaims beneficial ownership.
(10)	Excludes 285 shares held by his spouse, as custodian for their children, as to which shares he disclaims beneficial ownership.
(11)	Excludes 5,000 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(12)	Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. This stockholder is primarily engaged in the ownership and operation of real estate properties held for investment.
(13)	As of December 31, 2017, based (other than with respect to percentage ownership) on information set forth in Amendment No. 7 to Schedule 13G filed with the SEC on January 29, 2018 by this reporting person whose business address is 55 East 52nd Street, New York, NY 10055. This reporting person reported that it has sole voting power with respect to 1,264,142 shares, sole dispositive power with respect to 1,304,160 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.
(14)	As of December 31, 2017, based (other than with respect to percentage ownership) on information set forth in Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2018 by this reporting person, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This reporting person reported that it has sole voting power with respect to 15,826 shares, shared voting power with respect to 1,000 shares, sole dispositive power with respect to 1,789,397 shares and shared dispositive power with respect to 16,026 shares.
(15)	As of December 31, 2017, based (other than with respect to percentage ownership) on information set forth in Amendment No. 4 to Schedule 13G filed with the SEC on February 2, 2018 by this reporting person, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This reporting person reported that it has sole voting power with respect to 940,649 shares.

ELECTION OF DIRECTORS

(Proposal 1)

Pursuant to our by-laws, as amended, the number of our directors is determined by our board of directors. Our Board currently consists of 10 directors. The board is divided into three classes and the classes are elected on a staggered basis. Each class is elected to serve a three year term and is to be as equal in size as is possible. The terms of Joseph A. DeLuca, Fredric H. Gould, Leor Siri and Eugene I. Zuriff expire at the 2018 annual meeting. Each of them has been recommended to the board of directors by the nominating committee for election at the annual meeting. Six other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute.

Nominees for Election to serve until the 2021 Annual Meeting

The following table sets forth information regarding the nominees for director to hold office until the 2021 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. DeLuca 72 Years
Director since 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multifamily real estate debt and equity investment advisory and restructuring, since 1998; Director of Capmark Bank, a commercial and multifamily Industrial Bank real estate lender from 2011 through its successful resolution, repayment of all deposits, collection / liquidation of assets, return of shareholder (parent) capital and completion of de-banking at year end 2013; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager beginning in 2010 and continuing through June 2015, encompassing modifications to Wrightwood’s financing structure, operating platform and the restructuring/monetization of its real estate assets and portfolios; Consultant to Gramercy Capital Corp. from 2008 to 2011 for restructuring /special servicing /monetization of various real estate investments; Principal of MHD Capital Partners, LLC from 2006 to 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from 1999 to 2002; Executive Vice President /Managing Director/Group Head of the Real Estate Finance & Real Estate Investment Banking Groups for Chemical Bank from 1990 and continuing in this capacity through the 1992 merger with Manufacturers Hanover Corporation and through the 1996 merger with the Chase Manhattan Bank to 1998. He has served as a Governor of the Real Estate Board of New York and as Chairman of the Advisory Board of the NYU Real Estate Institute. He also has served as a Senior Vice Chairman of the Real Estate Roundtable in Washington, DC and is currently a member of its Real Estate Capital Policy Committee. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender’s and borrower’s perspectives, and investment property acquisitions and dispositions.

Fredric H. Gould 82 Years
Vice Chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investment; Since 1984, a director of, and from 1984 through 2013, Chairman of the Board of BRT Apartments Corp. (f/k/a BRT Realty Trust); Vice President and sole stockholder of Majestic for more than the past five years. Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as Chairman of the Board of our company, and as a Director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Leor Siri 45 Years
Director since 2014; Since 2014, Chief Financial Officer and a member of the Management Committee of Silverstein Properties, Inc.; Chief Financial Officer of Ian Schrager Company from 2013 to 2014; Chief Financial Officer and member of the Executive Investment Committee of Seavest Inc., from 2011 to 2013; Chief Accounting Officer, Treasurer and Director of Elad Group, Ltd. From 2006 to 2011; from 1996 to 2006, served in various capacities (including senior manager) at Ernst & Young LLP. Mr. Siri is a certified public accountant. His experience as chief financial officer of businesses engaged in the real estate industry adds an informed voice to our board and audit committee.

Eugene I. Zuriff 78 Years
Director since 2005; Consultant to the restaurant industry since 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from 2008 through 2010; President of The Smith & Wollensky Restaurant Group, Inc., a developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from 2004 to 2007; Consultant to The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2007; Director of Israel Discount Bank of

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations

New York since 2014 and a member of its corporate compliance committee from 2014 through 2017; Director of Doral Federal Savings Bank from 2001 to 2007 and Chairman of its audit committee from 2001 to 2003. Mr. Zuriff’s experience as President and a Director of a publicly traded entity, as a director and committee member of various banks, provide him with knowledge and experience that is important to our board in its deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF JOSEPH A. DELUCA, FREDRIC H. GOULD, LEOR SIRI AND EUGENE I. ZURIFF AS DIRECTORS.

Directors to Continue in Office Until the 2019 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 52 Years
Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT Apartments, a New York Stock Exchange listed real estate investment trust; Director of BRT Apartments since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 17 years has been first as chief operating officer and then as chief executive officer of BRT Apartments. His experience in operating a public REIT and expertise in evaluating real estate acquisitions and dispositions, makes him a valued member of our board.

Matthew J. Gould 58 Years
Chairman since June 2013, Vice Chairman from 2011 through June 2013; Director since 1999; President and Chief Executive Officer from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners, the managing general partner of Gould Investors; Senior Vice President of BRT Apartments since 1993 and director since 2001; Vice President of Majestic for more than the past five years. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His more than 30 years’ experience as a real estate executive is a valuable asset to our board of directors.\

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
J. Robert Lovejoy 73 Years
Director since 2004 and Independent Lead Director since 2011; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services to corporate, investment and financial clients; Partner and Chief Administrative Officer of Deimos Asset Management LLC, a privately owned multi-strategy fund management company, from 2015 to 2016. Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd., (now called Belmond Ltd.), a New York Stock Exchange listed luxury lodging and adventure travel company; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; Managing Director of Lazard Freres & Co. LLC and General Partner of Lazard’s predecessor partnership from 1984 to 2000; Partner, and previously Associate, of Davis Polk & Wardwell, law firm, from 1971 to 1984. Mr. Lovejoy, an attorney, has extensive experience in asset management and investment and merchant banking, and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His extensive experience in these areas makes him a valued member of our board of directors.

Directors to Continue in Office Until the 2020 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles L. Biederman 84 Years
Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters. His many years of diverse business experience make him a valued member of our Board.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Patrick J. Callan, Jr. 55 Years
Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Louis P. Karol 60 Years
Director since 2010; Partner of Karol & Sosnik, P.C. (f/k/a Karol Hausman & Sosnik, P.C.), attorneys at law, a firm he founded in 1993, which focuses on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol has served as a Director of Grandparents.com., Inc. from 2014 through 2016 and as a member of its audit committee in 2016. He is on the National Commission of the Anti-Defamation League and the chairman of its Long Island chapter. Mr. Karol holds a master’s degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His legal and tax expertise are of benefit to our board in its deliberations.

EXECUTIVE COMPENSATION

Highlights

The following are highlights of our compensation practices - we encourage you to read the more detailed information set forth herein:

•	all of our executive officers are employees at will—none of our officers have employment agreements;
•	there are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g. death, disability, retirement or change of control);
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	only 56.8% of the RSUs awarded to our executive officers in 2010 vested in 2017, at the conclusion of the specified seven year vesting period, demonstrating the demanding performance and market conditions established for our long-term equity incentive awards;
•	Mr. Callan’s cash bonus for 2017 decreased 15.2% from his bonus for 2016 and Mr. Ricketts’ cash bonus for 2017 remained the same as it was for 2016, among other things, reflecting increased emphasis on equity based awards as a component of total compensation;
•	long-term equity and equity incentive awards accounted for approximately 89.7% and 90.6% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, for 2017 performance;
•	long-term equity and equity incentive awards, as a percentage of base annual compensation (i.e., salary and cash bonus), increased for (i) Mr. Callan from 36.0% for 2016 performance to 44.3% for 2017 performance and (ii) Mr. Ricketts from 45.0% for 2016 performance to 52.1% for 2017 performance;
•	our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices;
•	the shares of restricted stock awarded to our executive officers generally vest, assuming continued service, approximately five years after the grant date on a cliff vesting basis;
•	we are entitled to clawback compensation as more fully described under “– Components of Executive Compensation – Clawbacks”; and
•	we implemented stock ownership guidelines for our named executive officers and non-management directors, all of whom satisfy the applicable parameters– see “ – Components of Executive Compensation – Stock Ownership Guidelines”;

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2017 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the named executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors and makes most determinations with respect to grants of restricted stock and RSUs. Our audit and/or compensation committees recommends and approves the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., which results in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould and David W. Kalish, named executive officers. Majestic Property Management Corp., which we refer to as Majestic, is wholly-owned by Fredric H. Gould, the Vice Chairman of our Board.

Background

We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us. Except for equity based awards (i.e., restricted stock and RSUs) and our payment of the chairman’s and vice chairman’s fee, our part-time officers and employees are compensated by Majestic which, pursuant to the compensation and services agreement, provides us the services of personnel (including executive, administrative and legal, accounting, clerical and real property management personnel) who perform services on our behalf. In consideration for providing services and the services of such personnel, we paid Majestic a fee of approximately $2.7 million for 2017, of which approximately $1.2 million relates to fees for property management services. Majestic may earn a profit from payments made to it under the agreement. In addition, under this agreement, we made an additional payment to Majestic of $216,000 in 2017 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of the annual payments to be made by us to Majestic under the compensation and services agreement are reviewed and negotiated by our audit and/or compensation committee(s) and Majestic. See “Certain Relationships and Related Transactions.” Our part-time officers also receive compensation from other companies affiliated with One Liberty for services unrelated to One Liberty.

Most of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive equity based awards approved by, or pursuant to authority delegated by, the compensation committee.

Named Executive Officers

Our named executive officers are Patrick J. Callan, Jr., President and Chief Executive Officer and Lawrence G. Ricketts, Jr., Executive Vice President and Chief Operating Officer, both of whom devote their full time to our affairs, as well as Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board, and David W. Kalish, senior vice president and chief financial officer, each of whom devote time to our affairs on a part-time, as needed, basis.

The Role of Say-on-Pay Votes

In reviewing our compensation practices and determinations and in approving base salaries for 2017, the compensation committee was aware of the results of our June 2014 “say on pay” vote in which approximately 90% of the shares that voted on such proposal voted to approve our executive compensation practices and determinations. In approving the bonuses and equity awards for 2017 performance, the compensation committee was aware of the results of our June 2017 “say-on-pay” vote in which approximately 79% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The committee views such results as supportive of our compensation philosophy, practices and determinations.

Objectives of our Compensation Program

The principal objectives of our compensation program for full-time officers are to: (a) ensure that the total compensation paid to such officers is fair and competitive, (b) retain highly experienced officers who have worked together for a long time and contributed to our success, (c) motivate these officers to contribute to the achievement of the Company’s success and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on these principles will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee believes that (i) using the services of officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford and (ii) our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively.

Compensation Consultant

Our compensation committee is authorized by its charter to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. In 2017, our compensation committee engaged FPL Associates L.P., which we refer to as “FPL”, to conduct, among other things, a comprehensive compensation study of several of our senior full-time executive officers. FPL, a nationally recognized compensation consulting firm specializing in the real estate industry, has no relationship with us or any of our affiliates, except that it also serves as the independent compensation consultant for BRT Apartments Corp., a NYSE listed REIT, which may be deemed an affiliate of ours.

In its analysis, FPL compared our compensation practices to the the following REITs, which we refer to as the “peer group”: Agree Realty Corporation, CatchMark Timber Trust, Inc., Chatham Lodging Trust, Community Healthcare Trust Incorporated, Getty Realty Corp., Lexington Realty Trust, MedEquities Realty Trust, Inc., Ramco-Gershenson Properties Trust, Terreno Realty Corporation, UMH Properties, Inc., Urstadt Biddle Properties, Inc. FPL selected this peer group because they are generally similar to us in terms of (i) portfolio/assets (i.e., active, as we are, in net leasing activities), (ii) size (measured by total capitalization and/or other factors), and/or (iii) location of the principal executive office (i.e., New York based).

FPL’s report, which was presented to the compensation committee in late November 2017, concluded that total compensation (i.e., sum of salary, cash bonus and equity grants) paid to Messrs. Callan and Ricketts, our full-time named executive officers, ranked in line with the 25th percentile of the total compensation received by officers with similar responsibilities at the peer group.

Compensation Setting Process

Full-time Officers

We determine compensation for our full-time named executive officers on a case-by-case basis, and our compensation decisions include subjective determinations. We do not use formal quantitive performance targets to determine compensation, except with respect to RSUs, which are performance based awards that vest upon satisfaction of market and/or performance based conditions. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which are paid pursuant to the Performance Based Cash Bonus Program further described under “ – Components of Executive Compensation – Bonus,” are determined at the end of the year in which services are rendered and paid in the following year, restricted stock is awarded for service in a particular year and granted in the following year, and we anticipate that on a going forward basis, RSUs will be granted annually in June/July of each year as an additional three-year performance incentive.

In determining compensation for 2017, the recommendations of the chairman and/or vice chairman of our board played a significant role in the compensation setting process since these officers are aware of each officer’s duties and responsibilities and were most qualified to assess each officer’s performance. The chairman and /or vice chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer’s compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the applicable year, including total revenues, funds from operations, adjusted funds from operations, net income, dividends, performance of our common stock and acquisition, disposition, financing and portfolio management activities were taken into consideration. The chairman and/or vice chairman of our board and other senior officers also assessed each individual’s performance in such year, which assessment was highly subjective. During this process, the chairman and/or vice chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2017, a bonus applicable to 2017 and payable in 2018 and the number of shares of restricted stock and RSUs to be awarded to each full-time named executive officer. The compensation committee then reviewed, evaluated and determined whether to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to our full-time named executive officers were then reported to the board of directors, which approved (other than with respect to the grant of equity based awards, which awards are determined solely by the compensation committee or its delegatees), the recommendations of the committee with respect to these officers.

Part-time Officers

We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership (including acquisitions and dispositions), operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites paid to our part-time officers by Majestic and its affiliates for services on our behalf is determined by Matthew J. Gould and/or Fredric H. Gould, in their capacity as officers of such entities, in consultation with certain of our part-time senior officers.

Our part-time officers, including our Chairman and Vice Chairman, also receive compensation from other business entities, most of which are owned or controlled by Fredric H. Gould, for services rendered to such entities.

Components of Executive Compensation

The following table summarizes each element of executive compensation used in 2017 for our named executive officers based on the philosophy and process described in this proxy statement as well as each element’s link to our compensation philosophy.

Compensation Element	Philosophy Statement	Retention	Reward short-term Performance	Reward long-term Performance	Align to Stockholder Interests	Participation of Part-Time Executive Officers
Base Pay
We intend to provide base pay at least as competitive to our peers. Base pay maintains a standard of living, is used to compete in the market for talent and forms the foundation for our other reward vehicles.
X

Performance Based Cash Bonus Plan
Rewards annual performance in the form of an annual cash bonus. The amount of the cash bonus is recommended by the compensation committee which takes into account funds from operations, adjusted to add back property acquisition costs, tenant occupancy rates, overall management of the portfolio and discretionary factors.
		X	X		X

Pay-for-Performance Incentive Plan
Provides for long-term equity based incentive award in the form of RSUs that rewards, after three years and assuming a continued relationship with us, achievement of pre-established performance targets relating to average annual total stockholder return and/or average annual return on capital.
		X		X	X	X

Compensation Element	Philosophy Statement	Retention	Reward short-term Performance	Reward long-term Performance	Align to Stockholder Interests	Participation of Part-Time Executive Officers
Time-Based Restricted Stock Awards
Focus directly on retention while providing an opportunity for increased rewards as stockholder return increases. These awards vest on a cliff vesting basis after five years, assuming a continued relationship with us.
		X		X	X	X

Other Compensation and Benefits Programs	We offer benefits programs that provide health and retirement benefits for all employees.	X

Full-time Officers

The principal elements of our compensation program for our full-time officers are:

•	base salary;
•	annual bonus;
•	long-term equity in the form of restricted stock and long-term equity incentives in the form of RSUs; and
•	benefits and perquisites (e.g., contributions to our defined contribution plan, an education benefit, additional disability insurance, an automobile allowance and automobile maintenance and repairs).

Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSUs, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation though the committee generally desires that base salary and cash bonuses (except to the extent based on the attainment of performance criteria), should decrease over time as a percentage of total compensation and long-term equity and other incentive awards should increase as a percentage of total compensation.

Part-time Officers

In 2017, except for the $275,625 annual compensation we paid to the chairman of our board and the $110,250 paid to the vice chairman of our board, the only form of direct compensation we provided our part-time officers was the granting of long-term equity and equity incentive awards in the form of restricted stock and RSUs. For services rendered to us, our part-time officers are compensated by Majestic, which was paid a fee of approximately $2.7 million (excluding $215,600 as reimbursement for our share of direct office expenses) in 2017 pursuant to the compensation and services agreement. Approximately nine of our executive officers provide services to us on a part-time basis.

Base Salary

Base salary is the basic, fixed form of compensation for the job an officer performs and provides each officer with a guaranteed annual income.

Full-time Officers: Any increase in base salary is determined on a case-by-case basis, is not formula based and is based upon, among other considerations, (i) our performance in the preceding year, (ii) such officer’s current base salary, (iii) amounts paid by other similarly situated REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual’s performance (vii) the cost of retaining talented executives in the New York City region, and (viii) the recommendations of the Chairman and/or Vice Chairman of the board and other senior executive officers. Base salary is generally determined the month before the beginning of the calendar year in which such base salary is to take effect.

Part-time Officers: The base salary of our part-time officers is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and the board of directors; our board and its committees are not involved in determining the base salaries of these officers.

Bonus

Full-time Officers: We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our Chairman of the Board and/or Vice Chairman to the compensation committee. Our performance based cash bonus program, which we refer to as the “Performance Based Bonus Program,” provides that cash bonuses are to be based on funds from operations, adjusted to add back property acquisition costs, tenant occupancy rate, the overall management of our portfolio and discretionary factors. Discretionary factors include total revenues, rental income, funds from operations, net income, dividends paid to stockholders, investor relations activities, and subjective considerations. No specific quantitative targets are established in advance of the applicable year for which a bonus will be paid. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval. These bonuses are generally determined at the end of the year for which such bonus is awarded and is generally paid in the beginning of the following year.

Part-time Officers: The annual bonus, if any, to be paid to any part-time officer is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and our board of directors; our board and its committees are not involved in determining the bonuses paid to part-time officers.

Long-term Equity and Long-term Equity Incentive Awards

We provide the opportunity for our full-time and part-time officers to receive long-term equity (i.e., restricted stock) and long-term equity incentive awards (i.e., RSUs). These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes determinations with respect to the grant of equity awards for all our officers and employees except to the extent that it, in accordance with applicable law, delegates to one or more senior executives the authority to grant such awards to certain individuals (other than executive officers); in such case, the committee sets (and may impose such other limits as it deems appropriate) the total number of such awards that may be granted pursuant to such delegated authority. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including the performance of our named executive officers. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2017, all outstanding equity awards that had been granted were granted under either our stockholder approved 2012 Incentive Plan or 2016 Incentive Plan. For purposes of this Compensation Discussion and Analysis, the RSUs granted in 2017, among other things, to incentivize future performance, are deemed to have been granted for 2017 performance.

In 2017, in consultation with FPL, the compensation committee adopted an equity based long-term pay-for-performance incentive program, which we refer to as the “2017 plan,” pursuant to which we issued to 16 individuals, including our named executive officers, performance or market based RSUs exchangeable for up to 76,250 shares of common stock. These RSUs vest if and to the extent pre-established market (i.e., average annual total stockholder return) or performance (i.e., average annual return on capital) conditions are met through the June 30, 2020 vesting date, as described below. (See also “- Grant of Plan Based Awards During 2017”). In 2010, we had issued seven year performance/market based RSUs, and in 2017, at the conclusion of the seven year vesting period associated with the 2010 grants, resumed the use of RSUs as an element of our long-term equity compensation program with the expectation that in light of the three-year vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

The conditions that must be satisfied to earn the performance-based compensation are tied to the achievement of rigorous, sustained performance and/or market goals – as further described below, 50% of the award is based on return on capital (“ROC”) and 50% on total stockholder return (“TSR”). The specific goals and the other material terms and conditions of the 2017 plan are as follows:

Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria	Maximum Performance Criteria
Return on Capital (ROC)	50%	Average of the annual return on capital greater than 7%	Average of the annual return on capital of 9.75% or greater

If the average of the annual return on capital exceeds 7%, but is less than 9.75% for the three- year period, then a pro rata number of Units vest and the shares of our common stock underlying the vested Units will be issued.

Total Stockholder Return (TSR)	50%	Average of the annual TSR greater than 7%	Average of the annual TSR of 12.75% or greater

If the average of our annual TSR for the three- year period exceeds 7%, but is less than 12.75%, then a pro rata number of Units vest and the shares of our common stock underlying the vested Units will be issued.

Generally, the 2017 plan differs from the equity based long-term pay-for-performance incentive plan adopted in 2010, which we refer to as the “2010 plan” in the following principal respects: the vesting period of the 2017 plan is of a shorter duration than the 2010 plan (i.e., three years compared to seven years); the number of shares awarded pursuant to the 2017 plan is significantly less than the number of shares awarded pursuant to the 2010 plan (i.e., 76,250 shares underlying RSUs awarded pursuant to the 2017 plan compared to 200,000 shares underlying the RSUs awarded pursuant to the 2010 plan); the ROC metric in the 2017 plan, but not the 2010 plan, takes into account gains/losses on property sales; and the differences in the minimum and maximum levels of performance to be achieved in the 2017 plan from the 2010 plan (i.e., the (i) minimum level of achievement under the 2017 plan must exceed 7% and 7% in average annual ROC and average annual TSR, respectively, compared to the 2010 plan which required levels of achievement that exceeded 8% and 10.25% in such metrics, respectively; and (ii) maximum level of achievement that can be attained under the 2017 plan of 9.75% and 12.75% in average annual ROC and TSR, respectively, compared to the 2010 plan which provided for maximum levels of achievement of 10% and 13% in such metrics, respectively. See “– Long-term Equity and Long-term Equity Incentive Awards” and “– Grant of Plan Based Awards During 2017” for a more extensive description of the metrics applicable to the 2017 plan.

The compensation committee determined that these changes from the 2010 plan were appropriate in light of, among other things:

•	a three-year vesting period is more consistent with current market practice,
•	inasmuch as it is contemplated that grants under the 2017 plan will be made every year as opposed to once every seven years as in the 2010 plan, there is increased flexibility for the compensation committee to adjust the metrics to be used, performance levels to be attained and the number of shares to be awarded,
•	gains on property sales have been a significant component of our operating results and our executive officers should not be discouraged from pursuing such beneficial sales, and
•	the increasing competitive environment the Company faces.

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant restricted stock awards which vest after five years of service and in 2017, granted RSUs that vest after three years of service if, and to the extent, specified performance or market conditions are met. The compensation committee generally believes that restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

Our grants of restricted stock are made in January of each year in recognition of services provided for the prior year and we anticipate that RSUs will be granted in June or July of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the three-year and five-year cliff vesting requirements with respect to RSUs and restricted stock awards, respectively, we do not believe such a formal policy is necessary.

Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve an appropriate balance between risk and reward.

Executive Benefits and Perquisites

Full-time Officers: We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites may be provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees.

Part-time Officers: The perquisites afforded to these officers are provided by Majestic and its affiliates; our board and its committees are not involved in determining the perquisites paid to such officers.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers have employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our board of directors. We do not provide for any post-employment benefits to our named executive officers other than the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement or a change of control, as described below.

Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., having reached the age of 65 and worked for us for at least ten consecutive years), such person’s restricted stock vests fully and a pro-rata portion (based on, among other things, the amount of time between the grant and the triggering event) of their RSUs will vest if and to the extent the applicable performance or market conditions are met as of June 30, 2020. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU’s vest fully if such change occurs after January 1, 2019 and, if such change occurs on or prior to January 1, 2019, a pro-rata portion (based on, among other things, the amount of time between the grant and such triggering event) of such RSUs vests, in each case without regard to satisfaction of market or performance conditions.

Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

Compensation of the Chairman and Vice Chairman of the Board

In 2017, we paid, and in 2018, we intend to pay, our chairman and vice chairman, $275,625 and $110,250, respectively, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2017 other than equity based awards (i.e., restricted stock and RSUs). Any additional compensation received by them for services rendered to us is paid to them by Majestic. For additional information regarding compensation of these officers, see “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limited the deductibility on our tax return of non-performance based compensation over $1 million to any of our named executive officers except to the extent such compensation qualified for as performance-based compensation that satisfied specified requirements. On December 22, 2017, the Tax Cuts and Jobs Act, which we refer to as the “Tax Act,” was enacted, which eliminated this performance based exception for tax years beginning on or after January 1, 2018. The compensation committee anticipates that it will address the issues, if any, raised by elimination of the exception for performance based compensation, in connection with compensation to be paid to executive officers and will take action it deems appropriate. To the extent that an executive’s compensation does not qualify for deduction under Section 162(m), we may have higher taxable income and may have to distribute a higher percentage of our earnings and profits than we otherwise would have been required to distribute.

Analysis

Summary

In accordance with the compensation setting process described above, the following base salaries, bonuses and equity awards were approved for our full-time named executive officers for 2017 and 2016:

	Base Salary			Cash Bonus			Equity Grants
Name	2017 ($)(1)	2016 ($)(1)	% Change	2017 ($)(2)	2016 ($)(2)	% Change	2017 (#) (3)	2016 (#) (4)	% Change
Patrick J. Callan, Jr.	789,000	765,000	3.1	78,900	93,000	(15.2)	34,000	19,500	74.4
Lawrence G. Ricketts, Jr.	448,500	411,500	9.0	56,700	56,700	—	27,100	15,500	74.8
(1)	Messrs. Callan’s and Ricketts’ base salaries for 2018, determined in November/December 2017, are $812,700 and $471,000, respectively.
(2)	Reflects the cash bonuses paid in recognition of performance for such year, which bonuses are paid in the following year.
(3)	Represents the number of shares of restricted stock granted in 2018 for 2017 performance and the aggregate number of shares subject to RSUs granted in 2017. The grant date fair value of the shares of restricted stock granted to Messrs. Callan and Ricketts in 2018, for 2017 performance, was $512,528 and $407,491, respectively, and the grant date fair value of the RSUs granted in 2017 to Messrs. Callan and Ricketts was $177,217 and $141,764, respectively. Long-term equity and equity incentive awards granted for 2017 performance accounted for 89.7% and 90.6% of the performance/incentive based compensation awarded to Messrs. Callan and Ricketts, respectively, for 2017. Long-term equity and equity incentive awards, as a percentage of annual cash compensation (i.e., salary and bonus), increased for (i) Mr. Callan from 36.0% for 2016 performance to 44.3% for 2017 performance and (ii) Mr. Ricketts from 45.0% for 2016 performance to 52.1% for 2017 performance. See “Grant of Plan Based Awards During 2017.”
(4)	Represents the number of shares of restricted stock granted in 2017 for 2016 performance. The grant date fair value of the shares of restricted stock granted to Messrs. Callan and Ricketts in 2017, for 2016 performance, was $482,625 and $383,625, respectively.

Base Salary and Bonus

In determining 2017 base salary in late 2016, the compensation committee determined that the 3.1% and 9.0% increase in base salary for Messrs. Callan and Ricketts, respectively, for 2017 from 2016 was appropriate in recognition of their performance in 2016 and as a general cost of living increase.

In determining cash bonuses for 2017, the compensation committee took into account the factors to be considered pursuant to our Performance Based Cash Bonus Program – the committee considered our funds from operations, adjusted to add back property acquisition costs, and Messrs. Callan and Ricketts efforts with respect to the four properties acquired in 2017 for an aggregate of approximately $43.2 million, the mortgage financings completed in 2017 for gross proceeds of $21.2 million, and the overall management of our real estate portfolio. In its consideration of the management of the portfolio, the compensation committee, among other things, took into account attaining a physical occupancy rate (based on square footage) of 99% at November 29, 2017, the sales of four properties, three of which were vacant, for an aggregate net gain on sale of real estate of $9.8 million, and the re-leasing of four vacant properties or portions thereof, which will generate an aggregate of $1.2 million of rental income in 2018 and will, in the future, relieve us of the responsibility for the operating expenses related to such properties.

Though the compensation committee was very satisfied with Messrs. Callan and Ricketts performance in 2017, it reduced Mr. Callan’s bonus in 2017 by 15.2% from the prior year and maintained Mr. Ricketts 2017 bonus at the same level as in 2016. These determinations were made in furtherance of the committee’s efforts to provide that long-term equity and long-term equity incentive compensation should represent a more significant component of total compensation for the full-time senior executive officers than it has in the past. As a result:

•	long-term equity and equity incentive awards accounted for approximately 89.7% and 90.6% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, for 2017 performance; and
•	long term equity and equity incentive awards, as a percentage of base annual compensation (i.e., salary and cash bonus), increased for (i) Mr. Callan from 36.0% for 2016 performance to 44.3% for 2017 performance and (ii) Mr. Ricketts from 45.0% for 2016 performance to 52.1% for 2017 performance;

Long-term Equity and Equity Incentive Awards

We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSUs that vest after three years, subject to satisfaction of market or performance based conditions, is a beneficial retention tool and provides an appropriate incentive for our officers. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSUs and therefore we are conservative in granting such awards.

RSUs

In September 2017, in connection with and shortly after the conclusion of the seven year vesting period with respect to the RSUs awarded in 2010, we granted RSUs exchangeable for up to an aggregate of 76,250 shares of common stock. These RSUs vest on a cliff basis three years from the grant date if and to the extent applicable performance or market based conditions are satisfied. These RSUs were issued as both a retention and motivational tool, had a grant date fair value of $982,680 and represent 0.14% of our outstanding shares of common stock as of the grant date.

Restricted Stock Awards

After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2017, and the performance and responsibilities of each named executive officer, and taking into account the compensation committee’s desire to emphasize equity based awards as a more significant component of total compensation for our full-time named executive officers while at the same time minimizing stockholder dilution, we awarded in 2018, for 2017 performance, 20,250 shares and 16,100 of restricted stock to Messrs. Callan and Ricketts, respectively, representing a 3.8% and 3.9% increase, respectively, from the awards they were granted in 2017, for 2016 performance. In addition, we awarded in 2018, for 2017 performance, 9,950 shares of restricted stock to each of David W. Kalish, Fredric H. Gould and Matthew J. Gould, representing a 3.6% increase from the awards they were granted in 2017, for 2016 performance. All of such shares vest in full, assuming continued employment, in 2023, subject to accelerated vesting upon the occurrence of specified events.

In 2017, we awarded 140,100 shares of restricted stock with an aggregate grant date fair value of $3.5 million—such shares represented 0.77% of our issued and outstanding shares at the grant date. In the five years ended December 31, 2017, we awarded an aggregate of 640,800 shares of restricted stock, representing an average of 0.78% per annum of our outstanding shares of common stock as of the respective grant dates.

We believe the cumulative effect of the restricted stock awards and RSUs is not overly dilutive and has created significant incentives for our officers and employees. We intend to continue to award restricted stock and RSUs as we believe such awards (i) align management’s interests and goals with stockholders’ interests and goals and (ii) are an excellent motivator and employee retention tool.

Perquisites

Generally, the perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

Clawbacks

We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:

•	in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) the profits from the sale of our common stock during such 12 months;
•	if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee), then the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and
•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans, with respect to such awards.

Employment and Severance Agreements

We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

Post-Employment Benefit Programs

The following table sets forth the value (based on our stock price of $25.92 per share as of December 31, 2017) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2017:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)
Patrick J. Callan, Jr.(3)	2,151,360	59,834	2,151,360	119,232
David W. Kalish	1,156,032	19,799	1,156,032	39,455
Lawrence G. Ricketts, Jr.(3)	1,749,600	47,867	1,749,600	95,386
Matthew J. Gould	1,156,032	20,670	1,156,032	41,189
Fredric H. Gould	1,156,032	20,670	1,156,032	41,189
(1)	Because they have reached the age of 65 and have satisfied the period of service requirements, only the RSUs (assuming satisfaction of performance and market conditions as of June 30, 2020) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2017; the market value of such person’s restricted stock awards and RSUs are reflected in the applicable column.
(2)	Assumes that the maximum level of market and performance conditions is achieved at June 30, 2020. See “Outstanding Equity Awards at Fiscal Year End.”

(3)	See “Summary Compensation Table” for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

Stock Ownership Guidelines

Although as reflected in “Stock Ownership of Certain Beneficial Owners, Directors and Officers,” our executive officers and directors as a group beneficially own 21.9% of our outstanding shares of common stock, the Board of Directors, in March 2018, adopted stock ownership guidelines for our named executive officers and non-employee directors. Our Board of Directors believes a meaningful financial stake in the Company by these individuals serves to align their interests with those of our stockholders. Our guidelines set forth the following ownership parameters:

Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Full-Time NEO	2 times current base salary
Part-Time NEO	The number of shares required to be owned by the full-time NEO with the lowest base salary
Non-Employee Directors	3 times annual base retainer

All shares deemed to be beneficially owned as determined under Rule 13d-3 promulgated pursuant to the Exchange Act (including shares as to which beneficial ownership is disclaimed), are counted towards meeting the guidelines. The individuals subject to these guidelines have five years to achieve the requisite ownership, which will be measured as of December 31 of each year. The stock price used in determining satisfaction of the guidelines is the most favorable price during the two years preceding, and ending, on the December 31 measurement date. Though these guidelines were not then in effect, as of December 31, 2017, each of our named executive officers and non-employee directors satisfied these guidelines.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our three other named executive officers in 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Patrick J. Callan, Jr.	2017	789,000	78,900	659,842	131,217	(6)	1,658,959
President and Chief Executive	2016	765,000	93,000	402,190	86,250		1,346,440
Officer(4)	2015	742,000	74,250	442,800	110,987		1,370,037
David W. Kalish	2017	—	—	296,249	190,124	(7)	486,373
Senior Vice President and	2016	—	—	200,008	145,008		345,016
Chief Financial Officer(5)	2015	—	—	211,560	127,500		339,060
Lawrence G. Ricketts, Jr.	2017	448,500	56,700	525,389	48,371	(8)	1,078,960
Executive Vice President and	2016	411,500	56,700	336,970	47,057		852,227
Chief Operating Officer(4)	2015	388,000	52,500	369,000	47,312		856,812
Matthew J. Gould	2017	275,625	—	298,811	354,809	(9)	929,245
Chairman of the Board(5)	2016	262,500	—	200,008	268,869		731,377
	2015	262,500	—	211,560	229,500		703,560
Fredric H. Gould	2017	110,250	—	298,811	—	(10)	409,061
Vice Chairman of the Board(5)	2016	105,000	—	200,008	—		305,008
	2015	105,000	—	211,560	—		316,560
(1)	Reflects bonuses paid in 2018, 2017 and 2016 for services rendered in 2017, 2016 and 2015, respectively.
(2)	Represents RSUs granted in 2017 and restricted stock granted in 2017, 2016 and 2015, at the grant date fair value of such awards calculated in accordance with Item 402 of Regulation S-K and Accounting Standards Codification Topic 718—Stock Compensation. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 13 — Stockholders’ Equity – Stock Based Compensation, in the consolidated financial statements included in our 2017 Annual Report on Form 10-K. In January 2018, we granted 20,250 and 16,100 shares of restricted stock to Messrs. Callan and Ricketts, respectively, with a grant date fair value of $512,528 and $407,491, respectively, and 9,950 shares of restricted stock to each of Messrs. Kalish, M. Gould and F. Gould, with a grant date fair value of $251,835 for each such award.
(3)	Includes for Messrs. Kalish, F. Gould and M. Gould the amounts, if any, Majestic paid them for services they performed on our behalf. See “Executive Compensation – Compensation Disclosure and Analysis – Background” and “Certain Relationships and Related Transactions.” The amounts presented for 2016 and 2015 have been adjusted to conform to the current year’s presentation.
(4)	All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.
(5)	Other than the restricted stock awarded to these individuals and the fees paid to Messrs. M. Gould and F. Gould for serving as Chairman and Vice Chairman, respectively: (a) we did not pay, nor were we allocated, any portion of such person’s base salary, bonus, defined contribution plan payments or perquisites in 2017, 2016 and 2015; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.
(6)	Includes a $40,500 contribution to our defined contribution plan and perquisites aggregating $90,717, of which $68,475 represents an education benefit, $16,317 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $612,000 has accumulated for this individual pursuant to our defined contribution plan.
(7)	Represents the amount Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”
(8)	Includes a contribution of $40,500 to our defined contribution plan and perquisites of $7,871,

representing an automobile allowance and related expenses. Approximately $783,000 has accumulated for this individual pursuant to our defined contribution plan.

(9)	Represents the amount Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”
(10)	See note 3 above and “Certain Relationships and Related Transactions.”

GRANT OF PLAN BASED AWARDS DURING 2017

The following table summarizes information regarding awards of restricted stock and RSUs granted in 2017 pursuant to our 2016 Incentive Plan:

Name	Grant Date	Grant Type	Estimated Future Payouts under Equity Incentive Plan Awards Maximum(#)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Patrick J. Callan, Jr.	1/9/2017	RS	—	19,500	482,625
	9/26/2017	RSU-TSR(3)	6,875	—	45,581
	9/26/2017	RSU-ROC(4)	6,875	—	131,636
David W. Kalish	1/9/2017	RS	—	9,600	237,600
	9/26/2017	RSU-TSR(3)	2,275	—	15,083
	9/26/2017	RSU-ROC(4)	2,275	—	43,566
Lawrence G. Ricketts, Jr.	1/9/2017	RS	—	15,500	383,625
	9/26/2017	RSU-TSR(3)	5,500	—	36,465
	9/26/2017	RSU-ROC(4)	5,500	—	105,299
Matthew J. Gould	1/9/2017	RS	—	9,600	237,600
	9/26/2017	RSU-TSR(3)	2,375	—	15,746
	9/26/2017	RSU-ROC(4)	2,375	—	45,465
Fredric H. Gould	1/9/2017	RS	—	9,600	237,600
	9/26/2017	RSU-TSR(3)	2,375	—	15,746
	9/26/2017	RSU-ROC(4)	2,375	—	45,465

(1)	Reflects restricted stock awards. These shares generally vest, on a cliff vesting basis, five years from the grant date, subject to such persons continued relationship with us. Dividends are paid on restricted stock unless such shares are forfeited prior to vesting due to the termination, with certain exceptions, of the relationship between us and the executive. In the event the shares are forfeited, the recipient is (i) entitled to retain the dividends paid prior to the forfeiture, and (ii) is not entitled to any dividends paid after the forfeiture of such shares.
(2)	The grant date fair value of the restricted stock, RSU – TSR and RSU – ROC awards are $24.75, $6.63 and $24.03, respectively, per share. The grant date fair value of each share of restricted stock, which includes the right to receive cash dividends, is equal to the closing stock price on the grant date.
(3)	Represents shares underlying RSUs that vest on June 30, 2020 if, and to the extent, a market condition (i.e., average of annual total stockholder return) is satisfied. If the average of our annual total stockholder return (including dividends) on our common stock from July 1, 2017 through June 30, 2020: equals or exceeds 12.75%, all the shares underlying such RSUs vest; equals or is less than 7%, no shares vest; and is more than 7% and less than 12.75%, a pro rata portion of the shares underlying such RSUs vest. There are no dividends or voting rights associated with these RSUs.
(4)	Represents shares underlying RSUs that vest on June 30, 2020 if, and to the extent, a performance condition (i.e., average annual return on capital) is satisfied. If the average of our annual return on capital (as explained below) from July 1, 2017 through June 30, 2020: exceeds 9.75%, all the shares underlying such RSUs vests; equals or is less than 7%, no shares vest; and exceeds 7% but is less than 9.75%, a pro rata portion of the shares underlying such RSUs vest. Return on capital is based upon funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles, and adding and deducting gains and losses (as determined pursuant to the applicable award), respectively, on sales of properties. Capital is defined as stockholders’ equity, plus depreciation and amortization, adjusted for intangibles. There are no dividend or voting rights associated with these RSUs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information as of December 31, 2017 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares of Restricted Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares Subject to RSUs That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares Subject to RSUs That Have Not Vested ($)(1)(2)(3)
Patrick J. Callan, Jr.	83,000	(4)	2,151,360	13,750	356,400
David W. Kalish	44,600	(5)	1,156,032	4,550	117,936
Lawrence G. Ricketts, Jr.	67,500	(6)	1,749,600	11,000	285,120
Matthew J. Gould	44,600	(5)	1,156,032	4,750	123,120
Fredric H. Gould	44,600	(5)	1,156,032	4,750	123,120
(1)	The market value represents the product of the closing price of our common stock as of December 31, 2017, which was $25.92, multiplied by the number of shares subject to or underlying such award.
(2)	Assumes that all of the RSUs vest.
(3)	Assuming that the measurement and vesting dates were December 31, 2020 and giving effect to related adjustments, 89.3% of the RSUs would have vested and the balance of the RSUs would have been forfeited (i.e., 100% of the RSUs based on total stockholder return would have vested and 78.6% of the RSUs based on return of capital would have vested).
(4)	With respect to this individual, 12,500 shares vest in January 2018, 14,500 shares vest in January 2019, 18,000 shares vest in January 2020, 18,500 shares vest in January 2021 and 19,500 shares vest in January 2022.
(5)	With respect to this individual, 8,600 shares vest in each of January 2018, 2019 and 2020, 9,200 shares vest in January 2021 and 9,600 shares vest in January 2022.
(6)	With respect to this individual, 10,000 shares vest in January 2018, 11,500 shares vest in January 2019, 15,000 shares vest in January 2020, 15,500 shares vest in each of January 2021 and 2022.

None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the shares of restricted stock and underlying RSUs that vested in 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	40,897	1,000,714
David W. Kalish	15,513	378,712
Lawrence G. Ricketts, Jr.	32,717	800,557
Matthew J. Gould	15,513	378,712
Fredric H. Gould	15,513	378,712
(1)	Includes with respect to Messrs. Callan and Ricketts, 28,397 shares and 22,717 shares underlying RSUs, respectively, and with respect to each of Messrs. Kalish, M. Gould and F. Gould, 8,113 shares underlying RSUs. The RSUs were granted in 2010 and vested upon satisfaction of pre-established market and performance metrics similar to the types of metrics described under “- Grant of Plan Based Awards During 2017”. Only 56.8% of the RSUs issued in 2010 (i.e., all of the RSUs relating to satisfaction of a total stockholder return metric and 13.6% of the RSUs relating to the satisfaction of return on capital metric), vested in 2017. The balance of the shares reported for each individual represents the vesting of restricted stock granted in 2012.
(2)	Reflects the aggregate market value of the shares that vested as of the applicable vesting date. The closing market price of a share of our common stock on the vesting date of the restricted stock awards (i.e., January 13, 2017) and of the RSUs (i.e., August 2, 2017) was $24.24 and $24.57, respectively.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Eugene I. Zuriff, Chair
Charles Biederman
J. Robert Lovejoy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Background

In 2017,

•	Matthew J. Gould, Chairman of our Board of Directors, served as a Senior Vice President and director of BRT Apartments Corp., a real estate investment trust focused on the ownership, operation and development of multi-family properties and listed on the New York Stock Exchange, as Chairman of the Board and Chief Executive Officer of the managing general partner of Gould Investors (which owns approximately 9.5% of our outstanding shares of common stock), and as a Vice President of Majestic;
•	Fredric H. Gould, Vice Chairman of our Board of Directors, served as a director of BRT Apartments, as Chairman of the Board of Directors and sole stockholder of Majestic and as a director and sole stockholder of Georgetown Partners, the managing general partner of Gould Investors; and
•	Jeffrey A. Gould, a Director and Senior Vice President of our company, served as a Director, President and Chief Executive Officer of BRT Apartments, as a Senior Vice President and Director of the managing general partner of Gould Investors and as a Vice President of Majestic.

Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Apartments and of the managing general partner of Gould Investors. Isaac Kalish is David Kalish’s son and Steven Rosenzweig and Alon Rosenzweig, sons of Israel Rosenzweig, are employed by our affiliates.

Related Party Transactions

Pursuant to the compensation and services agreement, we pay an annual fee to Majestic and Majestic provides to us the services of all affiliated executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid a fee of $2,673,210 to Majestic in 2017, which included $1,154,385 for property management services. In 2018, we will pay Majestic $1,518,825 and in addition, for its property management services, will pay 1.5% and 2.0% of the rental payments (including tenant reimbursements) actually received by us from net lease tenants and operating lease tenants, respectively. We will not pay Majestic property management fees with respect to properties managed by third parties. Based on our property portfolio at December 31, 2017, we estimate that the property management fee in 2018 will be approximately $1,190,000. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

Pursuant to the compensation and services agreement, we also paid Majestic $215,600 in 2017 (and will pay $215,600 in 2018) as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies.

Majestic paid an aggregate of $1,331,665 to the following executive officers (some of whom are also officers of Majestic and other affiliated companies) for the services they performed on our behalf in 2017: Matthew J. Gould, $354,809; David W. Kalish, $190,124; Jeffrey A. Gould, $354,809; Mark H. Lundy, $254,391; Israel Rosenzweig, $66,945; Isaac Kalish, $74,978; and Steven Rosenzweig, $35,609. These individuals also received compensation in 2017 from our other affiliates, including BRT Apartments and Gould Investors, as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2017.

We obtain our property insurance in conjunction with Gould Investors and its affiliates and in 2017, we reimbursed Gould $790,000 for our proportionate share of the insurance premiums. We believe that we secure more favorable rates by obtaining property insurance on such basis.

During 2017, $1,539,482 of non-cash compensation expense relating to the restricted stock and RSUs held by our part-time executive officers and employees (who may also be compensated by Majestic or its affiliates), was charged to our operations. See “Executive Compensation-Compensation Discussion and Analysis-Background”. The grant date fair value of the shares of restricted stock and RSUs awarded in 2017 and the shares of restricted stock awarded in 2018 to persons performing services for us pursuant to the compensation and services agreement is $2,142,627 and $1,805,869, respectively. The grant date fair value of such awards in 2017 and 2018, respectively, to these individuals is as follows: Jeffrey A. Gould, $298,811 and $251,835; Mark H. Lundy, $298,811 and $251,835; Israel Rosenzweig, $163,881 and $113,895; Isaac Kalish, $161,295 and $113,895; and Steven Rosenzweig, $85,883 and $58,213.

Policies and Procedures

Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

General

The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Audit and Other Fees

The following table presents Ernst & Young LLP’s fees for the services and years indicated:

	2017	2016
Audit fees(1)	$958,911	$936,244
Audit-related fees	—	—
Tax fees(2)	14,500	13,800
All other fees	—	—
Total fees	$973,411	$950,044
(1)	Includes fees for audit services and related expenses associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, reviews of our quarterly reports, comfort letters, consents, and review of documents filed with the SEC.
(2)	Tax fees consist of fees for certain tax compliance services and tax advice.

The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2017 and 2016.

Approval Process

Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

The audit committee of the board of directors is comprised of three independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors, in its business judgment, has determined that each member of the audit committee is independent as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission, during his service on the committee.

REPORT OF THE AUDIT COMMITTEE

The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall plan for its 2017 audit and other activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	reviewed and discussed the year end consolidated financial statements, report of internal controls over financial reporting and the Annual Report on Form 10-K with management and the independent registered public accounting firm;
•	reviewed prior to issuance or release, the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and (ii) quarterly earnings press releases;
•	discussed our internal control procedures and their evaluation of our internal controls (including compliance with COSO 2013 principles), with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;
•	discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard (“AS”) No. 1301 (formerly AS 16), Communications with Audit Committees;
•	received from the independent registered public accounting firm the written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence; and
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

Prior to and in conjunction with the filing of the quarterly and annual financial statements, the audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their review or audit, as applicable, their evaluations of the internal controls, and the overall quality and acceptability of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2017 be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The committee believes that as a result of Ernst & Young’s knowledge of the Company, the quality of Ernst & Young’s performance in 2017, Ernst & Young’s independence from us and management, and Ernst & Young’s extensive experience with REITs, that it is in the best interests of the Company and its stockholders to retain the services of Ernst & Young. Accordingly, the audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2018.

Respectfully submitted,

Leor Siri, Chair
Joseph A. DeLuca
Eugene I. Zuriff

PAY RATIO

As required by and in accordance with, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, we provide below a reasonable estimate of the relationship of the annual total compensation of Mr. Patrick J. Callan, Jr., our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2017:

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,658,959;
•	the median annual total compensation of all our employees (other than our CEO) was $237,628; and
•	our CEO’s annual total compensation was 6.98 times that of the median of the annual total compensation of all our employees (other than our CEO).

In calculating this estimate, we included as our employees as of the December 31, 2017 measurement date, all those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.

SEC rules allow companies to adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file certain reports with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that in 2017, except as otherwise previously reported, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were met on a timely basis, other than with respect to our director, Mr. DeLuca, who was one day late in filing a statement reporting one transaction.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

This proxy statement (including the notice of meeting), the proxy card and our 2017 annual report to stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf.

Great Neck, NY April 20, 2018	By order of the Board of Directors Mark H. Lundy, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

ONE LIBERTY PROPERTIES, INC.

June 13, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://1liberty.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00000333330000000000 6 061318

The Board of Directors recommends a vote "FOR" all nominees and "FOR" proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed above. If no direction is made, this Proxy will be voted FOR all nominees, FOR proposals 2 and 3, and in the discretion of the proxy holders on any other business properly brought before the meeting or at any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of four Directors, each to serve until the 2021 Annual Meeting of Stockholders and until his successor is duly elected and qualifies:

NOMINEES:	FOR	AGAINST	ABSTAIN
Joseph A. DeLuca	☐	☐	☐
Frederic H. Gould	☐	☐	☐
Leor Siri	☐	☐	☐
Eugene I. Zuriff	☐	☐	☐

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. ☐ ☐ ☐

3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please date this Proxy.